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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our reports dated July 31, 1998 relating to the consolidated financial statements of AKI Holding Corp. and Subsidiaries and Arcade Holding Corporation and Subsidiaries (the "Predecessor") which appear in such Prospectus. We also consent to the application of such reports to the Financial Statement Schedule for the three years ended June 30, 1998 listed under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our reports. The audits referred to in such reports also included this schedule. We also consent to the reference to us under the headings "Experts" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

Nashville, Tennessee
December 16, 1998